                                                                  EXHIBIT 99.(j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 35 to the registration statement on Form N-1A ("Registration Statement") of our reports dated January 31, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Reports to Shareholders of Legg Mason Income Trust, Inc. (comprised of Legg Mason U.S. Government Intermediate-Term Portfolio, Legg Mason Investment Grade Income Portfolio, Legg Mason High Yield Portfolio and Legg Mason U.S. Government Money Market Portfolio), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "The Corporation's Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
April 17, 2003